Exhibit 99.1

Media Contact:	Investor Relations Contact:
Evelyn Mitchell	Dana Nolan
(205) 264-4551	(205) 264-7040

Regions reports second quarter 2017 earnings from continuing operations of $301 million, up 18 percent over the prior year, and earnings per share of $0.25, up 25 percent

BIRMINGHAM, Ala. - (BUSINESS WIRE) - July 21, 2017 - Regions Financial Corporation (NYSE:RF) today announced earnings for the second quarter ended June 30, 2017. The company reported net income available to common shareholders from continuing operations of $301 million, an increase of 18 percent compared to the second quarter of 2016 and 8 percent compared to the first quarter of 2017. Earnings per diluted share from continuing operations were $0.25, an increase of 25 percent from the second quarter of 2016 and 9 percent from the first quarter of 2017.

“We are pleased with our second quarter results, which demonstrate that we are continuing to execute our strategic plan to build long-term, sustainable growth while delivering value to our customers, communities and shareholders,” said Grayson Hall, Chairman, President and CEO. “Regions' strong capital position led to another successful completion of the Comprehensive Capital Analysis and Review (CCAR) process. We remain committed to increasing shareholder returns while making prudent investments to position our company to meet more customers' needs through deeper relationships and a well-diversified business. Further, our disciplined approach to credit continues to deliver positive results as we reported improvements in almost every credit metric.”

Hall added, “During the second quarter, Regions also received further recognition for its approach to business. Based on customer feedback, Javelin Strategy & Research recognized Regions as a Trust in Banking Leader reflecting our reliability in meeting customers' needs and the confidence our customers have in Regions to look out for their best interests. Regions also received the Gallup Great Workplace Award for the third consecutive year. These examples illustrate how Regions' comprehensive approach to providing financial services creates greater value for all of our stakeholders.”

SUMMARY OF SECOND QUARTER 2017 RESULTS:

	Quarter Ended
($ amounts in millions, except per share data)	6/30/2017	3/31/2017	6/30/2016
Income from continuing operations (A)	$317	$294	$272
Income (loss) from discontinued operations, net of tax	(1)	7	3
Net income	316	301	275
Preferred dividends (B)	16	16	16
Net income available to common shareholders	$300	$285	$259
Net income from continuing operations available to common shareholders (A) – (B)	$301	$278	$256

Diluted earnings per common share from continuing operations	$0.25	$0.23	$0.20

Diluted earnings per common share	$0.25	$0.23	$0.20

Second quarter 2017 results compared to first quarter 2017:

•	Net interest income and other financing income on a fully taxable equivalent basis increased 3 percent; the resulting net interest margin was 3.32 percent, up 7 basis points.

•	Non-interest income increased 3 percent, and 2 percent on an adjusted basis(1).

•	Non-interest expenses increased 4 percent, and 3 percent on an adjusted basis(1).

•	Average loans and leases remained relatively stable at $80.1 billion.

◦	Consumer lending balances decreased $87 million on an average basis.

◦	Business lending balances increased $19 million on an average basis.

•	Average deposit balances totaled $97.5 billion, a decrease of $478 million or less than 1 percent; low-cost deposits decreased $335 million.

•
Allowance for loan and lease losses declined 3 basis points to 1.30 percent of total loans; the allowance for loan and lease losses attributable to direct energy loans increased from 6.1 percent to 6.9 percent.

•	Net charge-offs decreased 17 basis points to 0.34 percent of average loans, and non-accrual loans, excluding loans held for sale, decreased 18 percent to 1.03 percent of loans outstanding.

Second quarter 2017 results compared to second quarter 2016:

•	Net interest income and other financing income on a fully taxable equivalent basis increased 4 percent; the resulting net interest margin increased 17 basis points.

•	Non-interest income was relatively flat on both a reported and adjusted basis(1).

•	Non-interest expenses decreased 1 percent, but increased 1 percent on an adjusted basis(1).

•	Average loans and leases decreased $1.9 billion or 2 percent.

◦	Consumer lending balances increased 1 percent on an average basis.

◦	Business lending balances decreased 4 percent on an average basis.

•	Average deposit balances remained relatively stable; while low-cost deposits increased $325 million.

•	Net charge-offs decreased 1 basis points to 0.34 percent of average loans, and non-accrual loans, excluding loans held for sale, decreased 20 percent to 1.03 percent of loans outstanding.

SECOND QUARTER 2017 FINANCIAL RESULTS:
Selected items impacting earnings:

	Quarter Ended
($ amounts in millions, except per share data)	6/30/2017	3/31/2017	6/30/2016
Pre-tax adjusted items:
Branch consolidation, property and equipment charges	$(7)	$(1)	$(22)
Salaries and benefits related to severance charges	(3)	(4)	(1)
Professional, legal and regulatory expense	—	—	(3)
Gain on sale of affordable housing residential mortgage loans	5	—	—
Securities gains (losses), net	1	—	6

Diluted EPS impact*	$—	$—	$(0.01)

Pre-tax additional selected items**:
Pension settlement charge	$(10)	$—	$—
Operating lease impairment charges	(7)	(5)	—
FDIC insurance refund	—	—	6

* Based on income taxes at a 38.5% incremental rate.
** Items represent an outsized or unusual impact to the quarter or quarterly trends, but are not considered non-GAAP adjustments.

The company continues to optimize its retail network and incurred $7 million of expenses during the second quarter primarily associated with the consolidation of 22 additional branches expected to close during the fourth quarter of 2017. A previously announced consolidation of 27 branches were closed during the second quarter. Together, this will bring the total number of consolidated branches since the fourth quarter of 2015 to approximately 160, exceeding the company's previous commitment to consolidate at least 150 branches by the end of 2017. The consolidations are part of Regions' ongoing efficiency initiatives as the company refines its branch network while also making prudent investments in new technologies, delivery channels and other areas of growth.

In addition, the company recognized $5 million of deferred gains in the second quarter associated with the sale of $171 million of affordable housing residential mortgage loans to Freddie Mac during the fourth quarter of 2016. The company also incurred a $10 million pension-related settlement charge during the second quarter, and a $7 million impairment charge reducing the value of certain operating lease assets. The pension settlement charge is included in salaries and employee benefits, and the operating lease impairment charge is recorded as a reduction in other non-interest income.

Total revenue

	Quarter Ended
($ amounts in millions)	6/30/2017	3/31/2017	6/30/2016	2Q17 vs. 1Q17		2Q17 vs. 2Q16
Net interest income and other financing income	$882	$859	$848	$23	2.7%	$34	4.0%
Net interest income and other financing income - fully taxable equivalent (FTE)	$904	$881	$869	$23	2.6%	$35	4.0%
Net interest margin (FTE)	3.32%	3.25%	3.15%

Non-interest income:
Service charges on deposit accounts	169	168	166	1	0.6%	3	1.8%
Wealth management	108	109	103	(1)	(0.9)%	5	4.9%
Card & ATM fees	104	104	99	—	NM	5	5.1%
Mortgage income	40	41	46	(1)	(2.4)%	(6)	(13.0)%
Capital markets fee income and other	38	32	38	6	18.8%	—	NM
Bank-owned life insurance	22	19	20	3	15.8%	2	10.0%
Commercial credit fee income	18	18	18	—	NM	—	NM
Market value adjustments on employee benefit assets*	2	5	8	(3)	(60.0)%	(6)	(75.0)%
Securities gains (losses), net	1	—	6	1	NM	(5)	(83.3)%
Other	23	14	22	9	64.3%	1	4.5%
Non-interest income	$525	$510	$526	$15	2.9%	$(1)	(0.2)%
Total revenue, taxable-equivalent basis	$1,429	$1,391	$1,395	$38	2.7%	$34	2.4%

Adjusted total revenue, taxable-equivalent basis (non-GAAP)(1)	$1,423	$1,391	$1,389	$32	2.3%	$34	2.4%

NM - Not Meaningful
* These market value adjustments relate to assets held for certain employee benefits, and are offset within salaries and employee benefits expense.

Comparison of second quarter 2017 to first quarter 2017
Total revenue on a fully taxable equivalent basis was $1.43 billion in the second quarter, an increase of $38 million or 3 percent compared to the first quarter of 2017. On an adjusted basis(1), total revenue on a fully taxable equivalent basis increased $32 million or 2 percent from the prior quarter.

Net interest income and other financing income on a fully taxable equivalent basis was $904 million, an increase of $23 million or 3 percent. The resulting net interest margin was 3.32 percent, an increase of 7 basis points. Net interest margin and net interest income and other financing income benefited from higher market interest rates, as well as favorable credit-related interest recoveries. Further, one additional day in the quarter resulted in an increase to net interest income and other financing income of approximately $5 million, but reduced net interest margin by approximately 2 basis points.

Non-interest income totaled $525 million, an increase of $15 million or 3 percent. This included the recognition of a $5 million deferred gain associated with the sale of affordable housing residential mortgage loans during the fourth quarter of 2016, and an operating lease impairment charge of $7 million included in other non-interest income during the second quarter compared to a $5 million impairment charge recorded in the first quarter. On an adjusted basis(1), non-interest income increased $9 million or 2 percent primarily due to increases in capital markets income and bank-owned life insurance. Capital markets income increased $6 million or 19 percent during the quarter driven primarily by fees generated from the placement of permanent financing for real estate customers and merger and acquisition advisory services. Bank-owned life insurance increased $3 million or 16 percent.

Mortgage production increased 25 percent during the quarter, while mortgage income remained relatively stable. Within total mortgage production, 80 percent was related to purchase activity and 20 percent was related to refinancing. An increase in mortgage servicing income was offset by modest spread compression and lower hedging gains. The company completed its purchase of rights to service $2.7 billion of mortgage loans during the quarter, bringing the total rights purchased to more than $15 billion of mortgage loans over the past four years. Increased servicing income is expected to help offset the impact of lower refinancing volumes.

Comparison of second quarter 2017 to second quarter 2016
Total revenue on a fully taxable equivalent basis increased $34 million or 2 percent compared to the second quarter of 2016. Adjusted(1) total revenue on a fully taxable equivalent basis also increased $34 million or 2 percent.

Net interest income and other financing income on a fully taxable equivalent basis increased $35 million or 4 percent compared to the prior year. The resulting net interest margin increased 17 basis points. Net interest margin and net interest income and other financing income benefited from higher market interest rates, including prudent deposit cost management, as well as the impact of balance sheet management strategies, including higher securities balances, and favorable credit-related interest recoveries, partially offset by lower average loan balances.

Non-interest income was relatively flat on a reported and adjusted basis(1). Service charges increased $3 million or 2 percent reflecting growth in checking accounts of 1.3 percent. Card & ATM fees increased $5 million or 5 percent driven by a 10 percent increase in spending volume. Wealth management income increased $5 million or 5 percent driven by growth in investment management & trust fees as assets under management increased 12 percent. Bank-owned life insurance increased $2 million, or 10 percent. Market value adjustments on employee benefit assets, which are offset in salaries and benefits, decreased $6 million.

Mortgage income decreased $6 million or 13 percent compared to the prior year primarily due to lower production and modest spread compression. These decreases were partially offset by an increase in mortgage servicing income. Capital markets income remained unchanged as an increase in fees generated from the placement of permanent financing for real estate customers was offset by reduced income from merger and acquisition advisory services and revenues associated with debt underwriting and loan syndications. In addition, other non-interest income included an operating lease impairment charge of $7 million recorded in the current quarter.

Non-interest expense

	Quarter Ended
($ amounts in millions)	6/30/2017	3/31/2017	6/30/2016	2Q17 vs. 1Q17		2Q17 vs. 2Q16
Salaries and employee benefits	$497	$478	$480	$19	4.0%	$17	3.5%
Net occupancy expense	86	85	86	1	1.2%	—	NM
Furniture and equipment expense	85	80	79	5	6.3%	6	7.6%
Outside services	43	40	39	3	7.5%	4	10.3%
Marketing	22	24	28	(2)	(8.3)%	(6)	(21.4)%
FDIC insurance assessments	26	27	17	(1)	(3.7)%	9	52.9%
Professional, legal and regulatory expenses	28	22	21	6	27.3%	7	33.3%
Branch consolidation, property and equipment charges	7	1	22	6	NM	(15)	(68.2)%
Credit/checkcard expenses	12	14	14	(2)	(14.3)%	(2)	(14.3)%
Visa class B shares expense	1	3	2	(2)	(66.7)%	(1)	(50.0)%
Provision (credit) for unfunded credit losses	(3)	1	11	(4)	(400.0)%	(14)	(127.3)%
Other	105	102	116	3	2.9%	(11)	(9.5)%
Total non-interest expense from continuing operations	$909	$877	$915	$32	3.6%	$(6)	(0.7)%
Total adjusted non-interest expense(1)	$899	$872	$889	$27	3.1%	$10	1.1%

NM - Not Meaningful

Comparison of second quarter 2017 to first quarter 2017
Non-interest expense totaled $909 million in the second quarter, an increase of $32 million or 4 percent compared to the first quarter of 2017. On an adjusted basis(1), non-interest expense totaled $899 million, an increase of $27 million or 3 percent. Increases in salaries and benefits, professional, legal and regulatory, and furniture and equipment expenses were partially offset by reductions in the provision for unfunded credit losses.

Total salaries and benefits increased $19 million or 4 percent primarily due to merit increases, higher production-based incentives, and a $10 million pension settlement charge, partially offset by lower payroll taxes.

Professional, legal and regulatory expenses increased $6 million, primarily due to an increase in legal settlement expense. Furniture and equipment expense increased $5 million or 6 percent associated with capital investment projects including an enhanced online banking platform as well as other technology initiatives.

The company's efficiency ratio was 63.6 percent, or 63.2 percent on an adjusted basis(1). The effective tax rate was 29.5 percent compared to 30.4 percent in the first quarter.

Comparison of second quarter 2017 to second quarter 2016
Non-interest expense decreased $6 million or 1 percent from the second quarter of 2016. On an adjusted basis(1), non-interest expense increased $10 million or 1 percent primarily due to higher salaries and benefits, FDIC insurance assessments, professional, legal and regulatory, and furniture and equipment expenses. These increases were partially offset by a reduction in the provision for unfunded credit losses, as well as lower marketing and other real estate expenses.

Total salaries and benefits increased $17 million or 4 percent primarily due to merit increases and a $10 million pension settlement charge, partially offset by lower production-based incentives and the impact of a 1 percent reduction in staffing levels.

FDIC insurance assessments increased $9 million reflecting the implementation of the FDIC assessment surcharge that went into effect in the third quarter of 2016, as well as the impact of a $6 million refund related to overpayments recorded in the second quarter of 2016. Professional, legal and regulatory expense increased $7 million primarily due to higher legal fees and consulting expenses. Furniture and equipment expense increased $6 million primarily associated with the completion of certain capital investment projects increasing expense in the current quarter.

Marketing expense decreased $6 million compared to the second quarter of 2016 primarily due to changes in the timing of campaigns, and overall expense reductions. Other real estate expense, included in other non-interest expenses, also decreased $6 million.

Loans and Leases

	Average Balances

($ amounts in millions)	2Q17	1Q17	2Q16	2Q17 vs. 1Q17		2Q17 vs. 2Q16
Commercial and industrial	$35,596	$35,330	$36,493	$266	0.8%	$(897)	(2.5)%
Commercial real estate—owner-occupied	6,927	7,139	7,659	(212)	(3.0)%	(732)	(9.6)%
Investor real estate	6,440	6,475	6,990	(35)	(0.5)%	(550)	(7.9)%
Business Lending	48,963	48,944	51,142	19	—%	(2,179)	(4.3)%
Residential first mortgage*	13,637	13,469	12,990	168	1.2%	647	5.0%
Home equity	10,475	10,606	10,869	(131)	(1.2)%	(394)	(3.6)%
Indirect—vehicles	2,131	2,108	2,097	23	1.1%	34	1.6%
Indirect—vehicles third-party	1,611	1,835	2,052	(224)	(12.2)%	(441)	(21.5)%
Indirect—other consumer	1,001	937	686	64	6.8%	315	45.9%
Consumer credit card	1,164	1,166	1,066	(2)	(0.2)%	98	9.2%
Other consumer	1,128	1,113	1,058	15	1.3%	70	6.6%
Consumer Lending	31,147	31,234	30,818	(87)	(0.3)%	329	1.1%
Total Loans	$80,110	$80,178	$81,960	$(68)	(0.1)%	$(1,850)	(2.3)%

NM - Not meaningful.
* 2017 average residential first mortgage balances reflect the impact of $171 million associated with the sale of affordable housing residential mortgage loans at the end of 2016.

Comparison of second quarter 2017 to first quarter 2017
Average loans and leases remained stable at $80.1 billion for the second quarter, as modest growth in the business lending portfolio was offset by declines in the consumer lending portfolio; however, total new and renewed loan production increased 46 percent.

Average balances in the consumer lending portfolio totaled $31.1 billion in the second quarter reflecting a decrease of $87 million. Total consumer production increased 22 percent, but this growth was offset by the company's decision to exit a third-party arrangement within the indirect-vehicle portfolio. Average third-party indirect-vehicle balances declined $224 million or 12 percent during the quarter. Excluding the third-party indirect-vehicle portfolio, average consumer balances increased $137 million.

Average residential first mortgage balances increased $168 million or 1 percent primarily attributable to a seasonal increase in production during the second quarter. Home equity balances declined $131 million or 1 percent as growth of $52 million in home equity loans was offset by a decline of $183 million in home equity lines of credit. Further, average line utilization decreased 66 basis points compared to the first quarter.

Average indirect-other consumer loans increased $64 million or 7 percent as the company continued to grow its point-of-sale portfolio. Additionally, the company purchased approximately $138 million in unsecured consumer loans from a point-of-sale third-party at the end of the second quarter. Consumer credit card balances remained relatively stable with the prior quarter as an increase in active credit cards was offset by a seasonal decline in average customer account balances.

Average balances in the business lending portfolio totaled $49 billion in the second quarter reflecting an increase of $19 million as growth in commercial and industrial was partially offset by declines in owner-occupied commercial real estate and investor real estate construction loans. The company experienced solid production increases in both commercial and investor real estate and a 20 basis point increase in commercial line utilization during the quarter; however, this growth was offset by declines in select portfolios reflecting the company's risk management decisions in certain industries and asset classes. Specifically, average direct energy and medical office building loans declined $67 million and $40 million, respectively. Investor real estate construction loans decreased $41 million due in part to ongoing efforts to better diversify production between construction and term lending. Additionally, declines in average owner-occupied commercial real estate loans reflect continued softness in demand and increasing competition for middle market and small business loans.

Growth in commercial and industrial loans was led by new relationships and expansion of existing relationships in the government and institutional banking, asset-based lending, financial services, and real estate investment trust portfolios. The company expects to maintain momentum experienced this quarter through the second half of the year with future growth driven in part by the technology & defense, financial services, power & utilities, and asset-based lending portfolios.

Comparison of second quarter 2017 to second quarter 2016
Average loans and leases declined $1.9 billion or 2 percent compared to the second quarter of 2016 as growth in the consumer lending portfolio was more than offset by declines in the business lending portfolio.

The average consumer lending portfolio increased $329 million or 1 percent. Residential first mortgage balances increased $647 million or 5 percent despite the impact from the affordable housing residential mortgage loan sale in the fourth quarter of 2016. Indirect-other increased $315 million or 46 percent, as the company continued to successfully execute its point-of-sale lending initiative. Consumer credit card balances increased $98 million or 9 percent as active credit cards increased 7 percent. In addition, other consumer loans increased $70 million or 7 percent primarily due to growth in unsecured loans generated through the branch network. These increases were partially offset by declines in indirect-vehicle and home equity balances. Average third-party indirect-vehicle balances decreased $441 million or 21 percent reflecting the company's decision to exit a third-party arrangement, and home equity balances decreased $394 million or 4 percent as growth in home equity loans continues to be offset by declines in home equity lines of credit.

The average business lending portfolio decreased $2.2 billion or 4 percent primarily due to declines in the direct energy, multi-family, and medical office building portfolios, as well as owner-occupied commercial real estate loans. Average direct energy loans decreased $554 million or 22 percent, average multi-family investor real estate loans decreased $479 million or 23 percent, and average medical office building loans decreased $93 million or 24 percent. The declines in owner-occupied commercial real estate loans reflect the competitive market and continued softness in loan demand from middle market and small business customers.

Deposits

	Average Balances

($ amounts in millions)	2Q17	1Q17	2Q16	2Q17 vs. 1Q17		2Q17 vs. 2Q16
Low-cost deposits	$90,484	$90,819	$90,159	$(335)	(0.4)%	$325	0.4%
Time deposits	7,005	7,148	7,338	(143)	(2.0)%	(333)	(4.5)%
Total Deposits	$97,489	$97,967	$97,497	$(478)	(0.5)%	$(8)	—%

($ amounts in millions)	2Q17	1Q17	2Q16	2Q17 vs. 1Q17		2Q17 vs. 2Q16
Consumer Bank Segment	$57,133	$56,243	$54,703	$890	1.6%	$2,430	4.4%
Corporate Bank Segment	27,584	28,165	27,618	(581)	(2.1)%	(34)	(0.1)%
Wealth Management Segment	9,545	10,041	11,280	(496)	(4.9)%	(1,735)	(15.4)%
Other	3,227	3,518	3,896	(291)	(8.3)%	(669)	(17.2)%
Total Deposits	$97,489	$97,967	$97,497	$(478)	(0.5)%	$(8)	—%

Comparison of second quarter 2017 to first quarter 2017
Total average deposit balances were $97.5 billion in the second quarter, a decrease of $478 million or less than 1 percent from the first quarter of 2017. Average low-cost deposits decreased $335 million while representing 93 percent of total average deposits. Deposit costs remained low at 15 basis points, and total funding costs were 34 basis points in the second quarter.

Average deposits in the Consumer segment increased $890 million or 2 percent. Average Corporate segment deposits decreased $581 million or 2 percent driven by seasonal declines. Average deposits in the Wealth Management segment declined $496 million or 5 percent as a result of ongoing strategic reductions of certain collateralized deposits. Average deposits in the Other segment decreased $291 million or 8 percent driven primarily by declines in average retail brokered sweep deposits.

Comparison of second quarter 2017 to second quarter 2016
Total average deposit balances remained relatively stable with the prior year, while average low-cost deposits increased $325 million. Average deposits in the Consumer segment increased $2.4 billion or 4 percent, while average Corporate segment deposits remained relatively stable. Average deposits in the Wealth Management segment declined $1.7 billion or 15 percent, and average deposits in the Other segment declined $669 million or 17 percent. The decline in Wealth Management segment deposits relates to ongoing strategic reductions of certain collateralized deposits. The decline in Other segment deposits was driven by the decision to reduce approximately $500 million of higher cost retail brokered sweep deposits that were no longer a necessary component of the company's current funding strategy.

Asset quality

	As of and for the Quarter Ended
($ amounts in millions)	6/30/2017	3/31/2017	6/30/2016
ALL/Loans, net	1.30%	1.33%	1.41%
Net loan charge-offs as a % of average loans, annualized	0.34%	0.51%	0.35%
Non-accrual loans, excluding loans held for sale/Loans, net	1.03%	1.26%	1.25%
NPAs (ex. 90+ past due)/Loans, foreclosed properties and non-performing loans held for sale	1.14%	1.37%	1.40%
NPAs (inc. 90+ past due)/Loans, foreclosed properties and non-performing loans held for sale*	1.32%	1.57%	1.61%
Total TDRs, excluding loans held for sale	$1,450	$1,364	$1,317
Total Criticized Loans—Business Services**	$3,280	$3,538	$3,664
* Excludes guaranteed residential first mortgages that are 90+ days past due and still accruing.
** Business services represents the combined total of commercial and investor real estate loans.

Comparison of second quarter 2017 to first quarter 2017
Net charge-offs totaled $68 million or 0.34 percent of average loans during the second quarter compared to $100 million or 0.51 percent of average loans in the previous quarter. The provision for loan losses was $20 million less than net charge-offs. A reduction in non-performing and criticized loans resulted in an allowance for loan and lease losses decline of 3 basis points to 1.30 percent of total loans outstanding. Total non-accrual loans, excluding loans held for sale, decreased 18 percent to 1.03 percent of loans outstanding, and total business services criticized loans and total delinquencies decreased 7 percent and 5 percent, respectively. The decreases to non-accrual loans and business services criticized loans were driven by broad-based improvement in commercial loans.

Charge-offs related to the company’s direct energy portfolio totaled $18 million in the quarter. The allowance for loan and lease losses associated with the direct energy loan portfolio increased to 6.9 percent compared to 6.1 percent in the previous quarter. The company's direct energy exposure ended the quarter at 2.5 percent of total loans outstanding. Given the current phase of the credit cycle, volatility in certain credit metrics can be expected, especially related to large-dollar commercial credits and fluctuating commodity prices.

The allowance for loan losses as a percentage of total non-accrual loans was approximately 127 percent at quarter end. Excluding direct energy, the allowance for loan losses, as a percent of non-accrual loans, or the adjusted coverage ratio(1), was 163 percent.

Comparison of second quarter 2017 to second quarter 2016
Net charge-offs decreased 1 basis point compared to the second quarter of 2016 and represented 0.34 percent of average loans compared to 0.35 percent. The allowance for loan and lease losses as a percent of total loans decreased 11 basis points.

Total non-accrual loans, excluding loans held for sale, decreased 20 percent to 1.03 percent of loans outstanding, and total business lending criticized loans and total delinquencies decreased 10 percent and 11 percent, respectively.

Capital and liquidity

	As of and for Quarter Ended
	6/30/2017	3/31/2017	6/30/2016
Basel III Common Equity Tier 1 ratio(2)	11.4%	11.3%	11.0%
Basel III Common Equity Tier 1 ratio — Fully Phased-In Pro-Forma (non-GAAP)(1)(2)	11.3%	11.2%	10.8%
Tier 1 capital ratio(2)	12.2%	12.1%	11.7%
Tangible common stockholders’ equity to tangible assets (non-GAAP)(1)	9.30%	9.15%	9.57%
Tangible common book value per share (non-GAAP)(1)	$9.28	$9.08	$9.22

Under the Basel III capital rules, Regions’ estimated capital ratios remain well above current regulatory requirements. The Tier 1(2) and Common Equity Tier 1(2) ratios were estimated at 12.2 percent and 11.4 percent, respectively, at quarter-end under the phase-in provisions. In addition, the Common Equity Tier 1 ratio(1)(2) was estimated at 11.3 percent on a fully phased-in basis.

During the second quarter, the company repurchased $125 million or 9.1 million shares of common stock and declared $84 million in dividends to common shareholders reflecting 70 percent of earnings returned to shareholders. The company’s liquidity position remained solid with its loan-to-deposit ratio at the end of the quarter at 82 percent, and as of quarter-end, the company remained fully compliant with the liquidity coverage ratio rule.

Additionally, during the second quarter, Regions completed the annual Comprehensive Capital Analysis and Review (CCAR) process and received no objection regarding planned capital actions. Capital actions include the repurchase of up to $1.47 billion in common shares over the next four quarters and a proposed increase to its quarterly common stock dividend to $0.09 per common share beginning in the third quarter of 2017. The $1.47 billion share repurchase program was previously approved by the Board of Directors, and the proposed dividend increase will be considered by the Board of Directors at its meeting later in July 2017.

(1)	Non-GAAP, refer to pages 11, 16, and 25 of the financial supplement to this earnings release

(2)	Current quarter Basel III common equity Tier 1, and Tier 1 capital ratios are estimated.

Conference Call
A replay of the earnings call will be available beginning Friday, July 21, 2017, at 2 p.m. ET through Monday, August 21, 2017. To listen by telephone, please dial 1-855-859-2056, and use access code 88441563. An archived webcast will also be available on the Investor Relations page of www.regions.com.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $125 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,500 banking offices and 1,900 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-Looking Statements
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect Regions’ current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

•
Current and future economic and market conditions in the United States generally or in the communities we serve, including the effects of declines in property values, unemployment rates and potential reductions of economic growth, which may adversely affect our lending and other businesses and our financial results and conditions.

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Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, which could have a material adverse effect on our earnings.

•	The effects of a possible downgrade in the U.S. government’s sovereign credit rating or outlook, which could result in risks to us and general economic conditions that we are not able to predict.

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Possible changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity.

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Any impairment of our goodwill or other intangibles, or any adjustment of valuation allowances on our deferred tax assets due to adverse changes in the economic environment, declining operations of the reporting unit, or other factors.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans and leases, including operating leases.

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Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, loan loss provisions or actual loan losses where our allowance for loan losses may not be adequate to cover our eventual losses.

•	Possible acceleration of prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities.

•	Our ability to effectively compete with other financial services companies, some of whom possess greater financial resources than we do and are subject to different regulatory standards than we are.

•	Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, which could increase our funding costs.

•	Our inability to develop and gain acceptance from current and prospective customers for new products and services in a timely manner could have a negative impact on our revenue.

•	The effects of any developments, changes or actions relating to any litigation or regulatory proceedings brought against us or any of our subsidiaries.

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Changes in laws and regulations affecting our businesses, such as the Dodd-Frank Act and other legislation and regulations relating to bank products and services, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, which could require us to change certain business practices, increase compliance risk, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

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Our ability to obtain a regulatory non-objection (as part of the CCAR process or otherwise) to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or redeem preferred stock or other regulatory capital instruments, may impact our ability to return capital to stockholders and market perceptions of us.

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Our ability to comply with stress testing and capital planning requirements (as part of the CCAR process or otherwise) may continue to require a significant investment of our managerial resources due to the importance and intensity of such tests and requirements.

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Our ability to comply with applicable capital and liquidity requirements (including, among other things, the Basel III capital standards and the LCR rule), including our ability to generate capital internally or raise capital on favorable terms, and if we fail to meet requirements, our financial condition could be negatively impacted.

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The Basel III framework calls for additional risk-based capital surcharges for globally systemically important banks. Although we are not subject to such surcharges, it is possible that in the future we may become subject to similar surcharges.

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The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results.

•	Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our business.

•	Our ability to execute on our strategic and operational plans, including our ability to fully realize the financial and non-financial benefits relating to our strategic initiatives.

•	The success of our marketing efforts in attracting and retaining customers.

•	Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits, which could adversely affect our net income.

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Our ability to recruit and retain talented and experienced personnel to assist in the development, management and operation of our products and services may be affected by changes in laws and regulations in effect from time to time.

•	Fraud or misconduct by our customers, employees or business partners.

•	Any inaccurate or incomplete information provided to us by our customers or counterparties.

•	The risks and uncertainties related to our acquisition and integration of other companies.

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Inability of our framework to manage risks associated with our business such as credit risk and operational risk, including third-party vendors and other service providers, which could, among other things, result in a breach of operating or security systems as a result of a cyber attack or similar act.

•	The inability of our internal disclosure controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts.

•	The effects of geopolitical instability, including wars, conflicts and terrorist attacks and the potential impact, directly or indirectly, on our businesses.

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The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes, and environmental damage, which may negatively affect our operations and/or our loan portfolios and increase our cost of conducting business.

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Changes in commodity market prices and conditions could adversely affect the cash flows of our borrowers operating in industries that are impacted by changes in commodity prices (including businesses indirectly impacted by commodities prices such as businesses that transport commodities or manufacture equipment used in the production of commodities), which could impair their ability to service any loans outstanding to them and/or reduce demand for loans in those industries.

•	Our inability to keep pace with technological changes could result in losing business to competitors.

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Our ability to identify and address cyber-security risks such as data security breaches, “denial of service” attacks, “hacking” and identity theft, a failure of which could disrupt our business and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information; disruption or damage to our systems; increased costs; losses; or adverse effects to our reputation.

•	Our ability to realize our adjusted efficiency ratio target as part of our expense management initiatives.

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Significant disruption of, or loss of public confidence in, the Internet and services and devices used to access the Internet could affect the ability of our customers to access their accounts and conduct banking transactions.

•	Possible downgrades in our credit ratings or outlook could increase the costs of funding from capital markets.

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The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally could require us to change certain business practices, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

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The effects of the failure of any component of our business infrastructure provided by a third party could disrupt our businesses; result in the disclosure of and/or misuse of confidential information or proprietary information; increase our costs; negatively affect our reputation; and cause losses.

•	Our ability to receive dividends from our subsidiaries could affect our liquidity and ability to pay dividends to stockholders.

•	Changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies could materially affect how we report our financial results.

•	Other risks identified from time to time in reports that we file with the SEC.

•	The effects of any damage to our reputation resulting from developments related to any of the items identified above.
The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC.
The words “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can,” and similar expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no obligation to update or revise any forward-looking statements that are made from time to time.
Regions’ Investor Relations contact is Dana Nolan at (205) 264-7040; Regions’ Media contact is Evelyn Mitchell at (205) 264-4551.

Use of non-GAAP financial measures
Management uses the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the fee income ratio. Net interest income and other financing income on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the fee income and efficiency ratios. Regions believes that the exclusion of these adjustments provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management.

The Company's allowance for loan losses as a percentage of non-accrual loans, or coverage ratio is an important credit metric to many investors. Much of the Company's energy exposure is collateralized and therefore requires a lower specific allowance. Adjusting the Company's total allowance for loan losses to exclude the portion attributable to energy and excluding non-accrual energy loans produces an adjusted coverage ratio that management believes could be meaningful to investors.

Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity measure. Because tangible common stockholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non-GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis.

The calculation of the fully phased-in pro-forma "Common equity Tier 1" (CET1) is based on Regions’ understanding of the Final Basel III requirements. For Regions, the Basel III framework became effective on a phased-in approach starting in 2015 with full implementation beginning in 2019. The calculation includes estimated pro-forma amounts for the ratio on a fully phased-in basis. Regions’ current understanding of the final framework includes certain assumptions, including the Company’s interpretation of the requirements, and informal feedback received through the regulatory process. Regions’ understanding of the framework is evolving and will likely change as analysis and discussions with regulators continue. Because Regions is not currently subject to the fully-phased in capital rules, this pro-forma measure is considered to be a non-GAAP financial measure, and other entities may calculate it differently from Regions’ disclosed calculation.

A company's regulatory capital is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a company’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to broad risk categories. The aggregated dollar amount in each category is then multiplied by the prescribed risk-weighted percentage. The resulting weighted values from each of the categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. CET1 capital is then divided by this denominator (risk-weighted assets) to determine the CET1 capital ratio. The amounts disclosed as risk-weighted assets are calculated consistent with banking regulatory requirements on a fully phased-in basis.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders.
Management and the Board of Directors utilize non-GAAP measures as follows:
•Preparation of Regions' operating budgets
•Monthly financial performance reporting
•Monthly close-out reporting of consolidated results (management only)
•Presentation to investors of company performance